Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-201178 on Form S-3 and No. 333-193014 on Form S-8 of BG Staffing, Inc., of our report dated March 2, 2015, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of BG Staffing, Inc. for the year ended December 28, 2014.

/s/ Whitley Penn LLP

Dallas, Texas
March 2, 2015